Exhibit 99.2

Offer to Purchase and Consent Solicitation Statement

                               GLENOIT CORPORATION

                    Tender Offer and Solicitation of Consents
                  For the Proposed Amendments To The Indenture

         We are offering to purchase for cash any and all of our outstanding 11% Senior Subordinated Notes Due 2007 at a price equal to 17% of the principal amount of the Notes, or $170 per $1,000 of principal.

         If you accept our Tender Offer and tender your Notes, your acceptance will also constitute your consent to certain Proposed Amendments to the Indenture under which the Notes were issued. These Proposed Amendments would remove substantially all of the restrictive covenants and events of default to enhance our operating and financial flexibility and to prevent our default under the Indenture.

         We will complete the purchase of the Notes and the Proposed Amendments only if the holders of 99% of the principal amount of the Notes elect to tender their Notes prior to the Expiration Date. We may reduce this percentage only in the very limited circumstances described herein. The holders of approximately 83% of the principal amount of the Notes have agreed to tender their Notes, but this agreement may be terminated under certain conditions. We may terminate the Tender Offer at any time and for any reason, whether or not all of the conditions necessary to complete the Tender Offer have been satisfied. If you tender your Notes, your tender may not be withdrawn, except under very limited circumstances.

                       SOLICITATION OF ACCEPTANCES FOR THE
                    JOINT PREPACKAGED PLAN OF REORGANIZATION

         Together with certain of our affiliates, we are separately soliciting your acceptance of a Joint Prepackaged Plan of Reorganization that we may file in bankruptcy, whether or not all of the conditions to our completing the Tender Offer have been satisfied. In order for us to confirm the Prepackaged Plan with an accepting Noteholder class, we must receive acceptances of the Prepackaged Plan from holders of Notes representing more than half of all holders who respond and more than two-thirds of the principal and interest of those responding. The holders of approximately 83% of the principal amount of the Notes have agreed to accept the Prepackaged Plan, but this agreement may be terminated under certain conditions. Under the Prepackaged Plan, Noteholders are intended to receive 17% of the principal amount of the Notes, or $170 per $1,000 of principal. Under certain circumstances, however, Noteholders could become the owners of 100% of the equity of our parent, in which case they would receive no cash.

         The Prepackaged Plan also must be confirmed by a United States Bankruptcy Court. Please refer to the attached Annex A for a complete copy of the Disclosure Statement, which describes the Prepackaged Plan and the procedures and instructions for voting on the Prepackaged Plan, as well a complete copy of the Prepackaged Plan.

                                 EXPIRATION DATE

         Our Tender Offer and related solicitation of consents to the Proposed Amendments, as well as our solicitation of acceptances of the Prepackaged Plan, will expire at 12:00 Midnight, New York City time, on August 3, 2000, which we refer to as the "Expiration Date." We may extend the Expiration Date at our option.

                                      RISKS

         See the section entitled "Risk Factors" on page 12 for a discussion of certain risks which you should consider in connection with the Tender Offer, the Proposed Amendments and the Prepackaged Plan.

                   The date of this Statement is July 6, 2000.

              WHERE TO DIRECT QUESTIONS AND REQUESTS FOR ASSISTANCE

         Please direct any questions, requests for assistance, and requests for additional copies of this Statement to the Information and Balloting Agent at the address and telephone number provided on the back page of this Statement.


                           FORWARD-LOOKING STATEMENTS

         Except for historical information, many of the matters that we discuss in this Statement contain forward-looking information and describe our belief concerning future business, capital market conditions, and general outlook based on currently available information. We have identified these "forward-looking" statements by using words such as "anticipate," "expect," "believe," "estimate," "may," "intend," "could result" and "appear," as well as similar expressions of the future. Risks, factors and uncertainties which could cause actual results or performance to differ materially from those expressed in these statements, many of which may be beyond our control, include, without limitation: the price and availability of raw materials; weather, fashion, consumer tastes, and other factors that impact consumer demand for apparel and similar merchandise; the cyclical nature of the textile industry; competition among textile companies; stringent federal, state and local laws and regulations governing environmental, health and safety matters; and those disclosed under the section entitled "Risk Factors." We will not, and we assume no obligation to, update the information contained in this Statement, including any forward-looking statements.


                                    IMPORTANT

         When we refer to this "Statement," we are referring not only to this Offer to Purchase and Consent Solicitation Statement, but also to the Annexes and other documents that we incorporate into, or refer to, in this Statement.

         You should rely only on the information contained or incorporated by reference in this Statement. We have not authorized anyone to provide you with different or supplemental information. You should not assume that the information in this Statement is accurate as of any date other than the date on the cover page. The delivery of this Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs or the affairs of any of our affiliates since the date hereof. By tendering your Notes, you represent that you are basing your decision solely on this Statement and your own examination of our company and the terms of the Tender Offer, the Proposed Amendments and the Prepackaged Plan, including the merits and risks involved.

         Since no bankruptcy case has yet been filed, no bankruptcy court has approved the contents of this Statement or the Prepackaged Plan. However, if a bankruptcy case is filed, we may seek bankruptcy court approval of the adequacy of the information in this document, and the documents that we refer to herein, such as the Disclosure Statement, to the extent necessary under the Bankruptcy Code. Similarly, neither the Securities and Exchange Commission, or the "SEC," nor any state securities commission has approved or disapproved of the transactions described by this Statement or upon the accuracy or adequacy of this Statement. Any representation to the contrary is a criminal offense.

         The contents of this Statement should not be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to such matters. This Statement constitutes neither an offer to purchase nor a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under bankruptcy, securities or blue sky laws.

         We may terminate the Tender Offer at any time. Whether or not all of the conditions to our completing the Tender Offer have been satisfied, we may nonetheless file the Prepackaged Plan at any time, and, if a sufficient number of Noteholders has returned a Ballot or Master Ballot, as appropriate, accepting the Prepackaged Plan, the Noteholder class will be deemed to have accepted the Prepackaged Plan.

         Your decision whether to tender your Notes is unrelated to your decision to accept the Prepackaged Plan, and, if you tender your Notes, you will NOT be deemed to have accepted the Prepackaged Plan. To accept the Prepackaged Plan, you must submit a Ballot or Master Ballot, as applicable, each of which accompany this Statement.


               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

         We file annual, quarterly, special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         We are incorporating by reference into this Statement all of the information contained in our filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the date hereof until the completion of the Tender Offer, the Proposed Amendments, and the solicitation of acceptances of the Prepackaged Plan.

         The information incorporated by reference is considered to be part of this Statement and later information that we file with the SEC will automatically update and supersede that information.

         You may obtain a copy of these filings, at no cost, by writing or contacting our counsel at:

                           Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309-3424
                           (404) 881-7000
                           Attention:  Mark C. Kanaly

                                TABLE OF CONTENTS

SUMMARY...........................................................................................................1

     Glenoit Corporation..........................................................................................1
     Recent Developments..........................................................................................2
     Financial Plan...............................................................................................3
     The Tender Offer.............................................................................................4
     Certain Consequences of the Tender Offer.....................................................................8
     Federal Income Tax Considerations............................................................................9
     The Prepackaged Plan.........................................................................................9
     Depositary and Information and Balloting Agent..............................................................10

RISK FACTORS.....................................................................................................11

     Risks to Noteholders If the Tender Offer Is Not Successfully Completed or the Prepackaged Plan Is
              Not Consummated....................................................................................11
     Risks If the Tender Offer Is Completed......................................................................11
     Risks Relating to the Prepackaged Plan......................................................................11

THE TENDER OFFER.................................................................................................14

     Consideration...............................................................................................14
     Proposed Amendments.........................................................................................14
     Expiration; Extension; Termination..........................................................................14
     Conditions of the Tender Offer..............................................................................15
     Sources of Funds for the Tender Offer.......................................................................18
     Appraisal Rights............................................................................................18

THE PROPOSED AMENDMENTS..........................................................................................18

     General.....................................................................................................18
     Description and Effect......................................................................................18

PROCEDURES FOR TENDERING YOUR NOTES AND DELIVERING YOUR CONSENTS.................................................21

     General.....................................................................................................21
     Tender of Notes; Delivery of Consents.......................................................................21
     Signature Guarantees........................................................................................23
     Book-Entry Transfers........................................................................................24
     Guaranteed Delivery Procedures..............................................................................24
     Transfers of Ownership of Tendered Notes....................................................................25
     Lost or Missing Certificates................................................................................25
     Backup Withholding..........................................................................................25
     Acceptance of Notes, Delivery of Payment....................................................................26
     Withdrawal of Tenders.......................................................................................27
     Interpretation..............................................................................................27
     Payments for Solicitation...................................................................................28


FEDERAL INCOME TAX CONSEQUENCES..................................................................................28


THE PREPACKAGED PLAN.............................................................................................30

     General.....................................................................................................30
     Potential Consequences of the Prepackaged Plan..............................................................31



                                   ATTACHMENTS

Annex A:   Disclosure Statement (Includes The Prepackaged Plan of Bankruptcy)

Annex B:   Form of Ballot

Annex C:   Form of Master Ballot

Annex D:   Letter of Transmittal

Annex E:   Notice of Guaranteed Delivery

Annex F:   Letter to Our Clients

Annex G: Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees

Annex H: Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

Annex I:   Supplemental Indenture

                                     SUMMARY

         This summary highlights some of the information that is contained elsewhere or incorporated by reference into this Statement. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which it refers before deciding whether to accept the Tender Offer, including the related consent to the Proposed Amendments, as well as whether to accept the Prepackaged Plan. The terms "we," "us," "our company," and "the Company" refer to Glenoit Corporation.

Glenoit Corporation

         We were incorporated in 1954 as a Delaware corporation, and we became a wholly-owned subsidiary of Glenoit Universal, Ltd. during 1995. In October 1998, we acquired American Pacific Enterprises, Inc., and in February 1999, we acquired Ex-Cell Home Fashions, Inc. As a result of these acquisitions, we believe that we have transformed our company from a specialty textile manufacturer focused on profitable niche segments to a diversified manufacturer and distributor of consumer goods, with the majority of our revenues derived from the home textile market.

         We currently have two operating segments:

         o the Decorative Home Furnishings Division, which designs, manufactures, imports and distributes decorative textile home furnishings; and

         o the Fabric Division, which manufactures and markets specialty fabrics, primarily for the apparel industry, known as "sliver-knit" pile fabrics.

         Decorative Home Furnishings Division. Through our Decorative Home Furnishings Division, we design, manufacture, import and distribute a wide array of textile products for every room in the home. Our products consist of decorative bedding accessories, quilts, duvet covers, window treatments, kitchen rugs, shower curtains, table linens, area rugs and decorative pillows. These products are manufactured domestically as well as sourced from a wholly-owned foreign manufacturing facility or established, independent contractors located primarily in China. We believe the multiple sourcing avenues available to us allow us to compete with low-cost, high quality goods produced overseas or with programs that demand quick response from domestic manufacturing locations. We supply products across all distribution channels including the large national discount retailers, specialty retailers and department stores.

         Fabric Division. We develop fabrics to target the increasing consumer preference towards more casual and comfortable dress and a growing emphasis on outdoor activities and styling related to outdoor activities. Beginning with Glenaura(TM) in 1993, we have introduced series of branded, performance-oriented fabrics which haVE transformed our Fabric Division from a traditional deep-pile fabric manufacturer dependent upon the coat market into a diversified fabric producer serving a broader range of end-use markets. In addition to performance-oriented sliver-knit fabrics, we are a manufacturer and marketer of FAUX furs in the United States. FAUX fur synthetically replicates animal fur such as mink, beaver and leopard and is typically used in women's and children's coats. We also manufacture fabrics used to cover audio speakers in certain models of automobiles, fireproof fabric marketed under the Glentec(TM) name used by the United States Navy, and a wide variety of othER fabrics used in the manufacture of toys, golf club head covers, powder puffs, case linings and other end-use products.

RECENT DEVELOPMENTS

         Recent Operational Difficulties. While we continue to develop new and innovative fabrics, there has been an overall decline in the sourcing of apparel fabric manufactured in the United States. As a result, we took steps in 1999 to consolidate operations and eliminate excess capacity. In connection with those actions, we consolidated the Tennessee facility of our Fabric Division into our North Carolina and Canadian facilities to support current and future sales volumes. We began marketing finished garments in 1999 made from apparel fabric to help further our product offerings and strengthen sales in the Fabric Division. During the first quarter of fiscal 1999, we recorded a restructuring charge totaling $13.1 million to cover the estimated costs associated with the closing of the Tennessee facility.

         During September 1999, our two Tarboro, North Carolina facilities were temporarily shut down as a result of the extensive flooding caused by Hurricane Floyd. While the facilities did not sustain significant damage, the shortage of utilities and the dramatic impact to the local workforce resulted in work stoppage and a delay in shipments for approximately ten days. We continued to pay our affected employees during the shutdown. We estimate that our operating losses exceeded anticipated insurance recoveries by approximately $800,000.

         Recent Financial Difficulties. We generally rely on internally generated cash flow from operations, supplemented by borrowings under our senior credit facility and vendor financing to meet our debt service requirements, capital expenditures and working capital needs. We are highly leveraged.

         In April 1997, concurrently with our issuance of the Notes, we entered into a $70 million senior credit facility with a syndicate of senior lenders led by Banque National de Paris. In connection with two acquisitions, we subsequently amended the credit facility first in October 1998 and again in February 1999. As a result of the February 1999 amendment, the credit facility entitled us to borrow an aggregate of $200 million, comprised of:

o        a $90 million working capital commitment;

o        a $40 million Term A loan; and

o        a $70 million Term B loan.

         Principal payments under the Term A and Term B loans began on September 30, 1999 at a total of $1.7 million per quarter and increase over the life of the loans. Borrowings under the Term A loan and working capital commitment are required to be fully repaid by December 31, 2003, and borrowings under the Term B loan are required to be fully repaid by June 30, 2004. At the time of our acquisition of Ex-Cell in February 1999, both the Term A and Term B loans were fully drawn. During November 1999, we prepaid a total of approximately $1 million of loans outstanding under the Term A and Term B facilities with excess cash proceeds from the sale of fixed assets related to the closure of our Tennessee facility.

         As of June 29, 1999, our senior lenders waived our requirement to maintain and meet certain financial covenants contained in the credit facility for the period ending July 3, 1999. In connection with obtaining the waiver, the working capital commitment was reduced from $90 million to $65 million and certain financial covenants were amended, including an amendment to require monthly testing of our total leverage and senior leverage ratios.

         We were not in compliance with these ratios for the month of July 1999. At that time, we received a waiver with respect to such non-compliance and amended certain of the covenants under the credit facility. As a result of the temporary shut down of our two facilities in Tarboro, North Carolina in September 1999, we were not in compliance with the revised covenants as of October 2, 1999. We received a waiver for such non-compliance as of October 29, 1999. On November 19, 1999, we received a waiver which eliminated the requirement to meet certain financial covenants for the month of October and amended existing covenants for November and December 1999, as well as created monthly covenants for January and February 2000.

         On February 23, 2000, we acknowledged that we were unable to repay approximately $2 million of borrowings required to be repaid as of January 29, 2000 under the working capital commitment because of an insufficient borrowing base, which resulted in a default under the credit facility. The insufficient borrowing base was the result of missed shipments during the last week of January 2000 due to a blizzard in Eastern North Carolina that closed operating facilities and restricted shipments. On March 16, 2000, our senior lenders waived this default until April 10, 2000 and limited our available credit under the working capital commitment during this period.

         Based on the February payment default and various covenant defaults existing at April 1, 2000, the banks delivered a blocking notice on April 14, 2000, which prohibits our making any payment under the Notes. Subsequently, we entered into a number of amendments to the credit facility in which our senior lenders agreed to continue to provide funding under the credit facility, at their discretion. These amendments limit the amount of working capital loans and letters of credit under the credit facility, require us to provide weekly cash reports and provide that we will diligently pursue a financial restructuring.

         On June 30, 2000, we entered into a Tenth Amendment to the credit facility, which increased the amount of loans available to us through July 18, 2000 in order to accommodate our forecasted liquidity needs. In addition, our senior lenders agreed to defer through July 25, 2000 principal amortization payments in the amount of approximately $1.7 million under the Term A and Term B loans due on July 1, 2000. We have begun negotiating a further amendment to the credit facility that would effectively extend the Tenth Amendment so as to provide us with available credit through August 15, 2000.

         Because of the blocking or "standstill" notice that we received from our senior lenders (which we refer to as the "Standstill Notice"), we did not make a payment of approximately $5.3 million that was due to be paid on the Notes on April 15, 2000. The Standstill Notice prohibits us from making any payments on, or in exchange for, the Notes, and prohibits the Noteholders from accepting any payment from us on their Notes. As a result, we cannot complete this Tender Offer unless our senior lenders agree to waive the Standstill Notice and consent to the Tender Offer.

Financial Plan

         In order for us to continue our operations, we must reduce our outstanding indebtedness and increase our total equity. The following actions are being undertaken to effect these changes:

         o Citicorp Venture Capital, Ltd. (we collectively refer to Citicorp Venture Capital and other investors who may participate with it in this investment as the "New Investors") has committed to purchase approximately $16.2 million of our common or preferred stock. If we file the Prepackaged Plan and the Plan is confirmed, the New Investors will invest in our parent, Glenoit Universal, Ltd., which will contribute to us the proceeds of the investment;

         o Through this Tender Offer, or in the Prepackaged Plan, we will use the $16.2 million investment to purchase the Notes in the Tender Offer or to discharge the Notes in the Prepackaged Plan; and

         o Citicorp Mezzanine III, L.P., an affiliate of Citicorp Venture Capital (whom we refer to as the "New Lender"), has committed to lend us $15 million in term debt on an unsecured subordinated basis, to be used by us as follows:

                  (i) We will pay an estimated $1.0 million of expenses attributable to this Tender Offer;

                  (ii) If necessary, we will pay an estimated $4.0 million of expenses attributable to the filing and execution of the Prepackaged Plan in bankruptcy; and

                  (iii) We will apply the remaining amount to repay amounts borrowed under our credit facility, thereby providing the working capital that we believe is necessary to fund our future operations.

         The commitments that we have received from the New Investors to purchase the common stock of one of our affiliates and from the New Lender to lend us the term debt are subject to certain conditions. These conditions include the consummation of the Tender Offer or the Prepackaged Plan and the agreement of our senior lenders to continue to make a credit facility available to us on terms that are mutually acceptable to us, the senior lenders, the New Investors and New Lender. We cannot assure you that these conditions will be satisfied.

         Through these transactions, we would reduce our overall indebtedness by approximately $80 million while at the same time raising our total shareholders' equity from a deficit of approximately $57.8 million to approximately $9.1 million of positive equity.

The Tender Offer

         Terms. We are offering to purchase for cash any and all of our outstanding Notes at a price equal to 17% of the principal amount of the Notes, or $170 per $1,000 of principal. If you tender your Notes, you will not receive any accrued and unpaid interest on the Notes.

         We will complete the Tender Offer only if we receive acceptances from the holders of 99% of the aggregate principal amount of the Notes, a threshold that we may only reduce with the consent of Citicorp Venture Capital and the holders of a majority in principal amount of the Notes that have previously agreed to tender their Notes under this Tender Offer. We may terminate the Tender Offer at any time, even if we have received the acceptances required to complete the Tender Offer. Even if all of the conditions necessary for our completion of the Tender Offer have been satisfied, we may decide that the goals of our financial plan are better served by the filing of the Prepackaged Plan in bankruptcy; provided that we have received the acceptances necessary for us to do so.

         If you tender your Notes, your tender may NOT be withdrawn, except under certain very limited circumstances.

         Your decision whether to tender your Notes is unrelated to your decision to accept the Prepackaged Plan, and, if you tender your Notes, you will NOT be deemed to have accepted the Prepackaged Plan. To accept the Prepackaged Plan, you must submit a Ballot or Master Ballot, as applicable, each of which accompany this Statement.

         Purpose. The purpose of the Tender Offer is to acquire at least 99% of the Notes, thereby reducing our indebtedness by that amount. If we cannot retire the Notes, either in the Tender Offer or the Prepackaged Plan, it is likely that we would not be able to obtain financing to fund our financial needs outside of bankruptcy. In that case, we would be compelled to seek protection under the bankruptcy laws without a pre-approved plan.

         Proposed Amendments to the Indenture. If you accept our Tender Offer and tender your Notes, your acceptance will also constitute your consent to certain Proposed Amendments to the Indenture under which the Notes were issued. These Proposed Amendments would remove substantially all of the restrictive covenants and events of default to enhance our operating and financial flexibility and to prevent our default under the Indenture. Please refer to the sections entitled "The Tender Offer" and "The Proposed Amendments" for a more complete description of the Tender Offer and the Proposed Amendments.

         If the Tender Offer is consummated, a Supplemental Indenture that reflects the Proposed Amendments will become effective. You should refer to the attached Annex I for a complete copy of the Supplemental Indenture.

         Conditions of the Tender Offer. Conditions to completion of the Tender Offer include, among other things:

                  Minimum Tender Condition. It is a condition to the Tender Offer that at least 99% of the principal amount of the Notes be tendered. The holders of approximately 83% of the outstanding principal amount of the Notes have executed a letter (we refer to this as the "Lock-up Letter") in which they have agreed to tender their Notes and to consent to the Prepackaged Plan. The Lock-up Letter may be terminated, however, if we do not obtain financing sufficient to meet our working capital needs under arrangements that are reasonably satisfactory to the holders of a majority in principal amount of the Notes that have executed the Lock-up Letter by July 18, 2000. This date may be extended with the consent of a majority of the holders in principal amount of the Notes that have executed the Lock-up Letter. The Lock-up Letter will also terminate if the Tender Offer or Prepackaged Plan is not consummated by November 15, 2000.

                  Under the terms of the Lock-up Letter, we may only reduce the percentage of the outstanding Notes whose tender is required in order to consummate the Tender Offer with the consent of Citicorp Venture Capital and the holders of a majority in principal amount of the Notes that have executed the Lock-up Letter. The percentage of the principal amount of the Notes outstanding whose tender is required is referred to in this Statement as the "Minimum Tender Condition."

                  Other Conditions. In addition to the Minimum Tender Condition, the following conditions must also be satisfied:

o We must obtain the funds necessary to purchase the tendered Notes and pay the expenses of the Tender Offer;

o Our senior lenders must waive the Standstill Notice and consent to our completion of the Tender Offer, including our payment of the Tender Offer consideration to the Noteholders and their acceptance of such consideration;

                  o There must be no legal proceedings that challenge or otherwise adversely affect the Tender Offer; and

                  o Certain other customary conditions pertaining to compliance with applicable securities laws, changes to existing law and the absence of financial or other national emergencies must be satisfied.

         We can waive most of these conditions, although we do not presently intend or expect to do so, but we cannot waive the Minimum Tender Condition without the consent of Citicorp Venture Capital and the holders of a majority in principal amount of the Notes subject to the Lock-Up Letter, nor can we waive the Standstill Notice without the consent of our senior lenders.

         The commitment that we have received from the New Investors to make the $16.2 million investment, which we will use to purchase the tendered Notes, and the commitment that we have received from the New Lender to provide the $15 million term debt, a portion of which we will use to pay the expenses of the Tender Offer, are each subject to certain conditions. These conditions include there being available to us, following consummation of the Tender Offer, a credit facility from our senior lenders on terms that are mutually acceptable to us, the senior lenders and the New Investors and New Lender.

         Procedures for Accepting the Tender Offer. If you wish to accept the Tender Offer, you must:

         (1) Deliver a properly completed and duly executed Letter of Transmittal or manually-signed facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message, as defined below under the section entitled "Procedures for Tendering Your Notes and Delivering Your Consents--Book-Entry Transfers") and any other documents required by the Letter of Transmittal, to the Depositary at the address set forth on the back cover page of this document on or prior to the Expiration Date; and

         (2)      Either:           (a)     Deliver certificates representing
                                            your Notes to the Depositary; or

                                    (b)     Comply with the book-entry transfer
                                            procedures described under the
                                            section entitled "Procedures for
                                            Tendering Your Notes and Delivering
                                            Your Consents--Book-Entry
                                            Transfers."

         The valid tender of your Notes also will constitute your consent to the Proposed Amendments. The valid tender of any Note is conditioned upon delivery of a properly completed Letter of Transmittal, and we reserve the right to reject any Notes tendered which are not accompanied thereby.

         If you are not an "Eligible Institution" and are requesting special delivery or transfer of the cash you will receive in the Tender Offer, your signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. The term "Eligible Institution" means a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or the "NASD," or a commercial bank or trust company with an office in the U.S.

         If you are the beneficial owner of Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to accept the Tender Offer, you should contact your broker or other nominee promptly and instruct such person, as the registered holder of the Notes, to validly tender your Notes to the Depositary on your behalf. If your Notes are registered in anyone else's name and you wish to tender them yourself, then you must either submit a properly completed Letter of Transmittal signed by the registered holder or have your Notes endorsed or accompanied by bond powers signed by the registered holder with such registered holder's signature guaranteed by an Eligible Institution, as described above.

         If you want to tender your Notes but are unable to locate them, please contact the Trustee at the following address about procedures for obtaining replacement Notes:

  By Mail (Whether Certified or Registered):             By Overnight Courier:

    United States Trust Company of New York     United States Trust Company of New York
                  P.O. Box 84                               30 Broad Street
             Bowling Green Station                             14th Floor
         New York, New York 10274-0084               New York, New York 10004-2304
      Attention: Corporate Trust Services         Attention: Corporate Trust Services

           By Facsimile Transmission: (212) 422-0183 or (646) 458-8104
                        (For Eligible Institutions Only)

                To Confirm Facsimile by Telephone: (800) 548-6565

                      For Information Call: (800) 548-6565

         Expiration and Termination. The Tender Offer is scheduled to expire at 12:00 Midnight., New York City time on August 3, 2000, which we refer to as the "Expiration Date." We may extend the Expiration Date at our option.

         We may terminate the Tender Offer at any time, in our sole discretion before we have accepted Notes for payment, whether or not the conditions to the Tender Offer have been satisfied. Upon termination of the Tender Offer, all Notes previously tendered will be promptly returned to the tendering Noteholders.

         If you accept the Tender Offer, you may not withdraw your tender of your Notes, or any related consent, except under certain very limited circumstances.

         Interpretation. We will decide any and all questions affecting the validity of any tender or of your Notes. Our decision will be final and binding. We may reject any tenders that are not in proper form or which our counsel believe would be unlawful.

         Sources of Funds for the Tender Offer. We estimate that the expenses to be incurred in connection with the Tender Offer, including the fees and expenses of the Information and Balloting Agent, the Depositary, and printing, filing, accounting, legal and financial advisor fees, will be approximately $1.0 million. A portion of this amount has already been paid, and we may pay additional amounts prior to the completion of the Tender Offer. This amount does not include expenses expected to be incurred solely as a result of the filing and consummation of the Prepackaged Plan in bankruptcy, which we estimate to be approximately $13.5 million.

         The payment of these expenses and the cash payment to tendering Noteholders will be funded by:

         o The $16.2 million investment which the New Investors have committed to make; and

         o A portion of the approximately $15 million of term debt that the New Lender has committed to extend to us.

         Circumstances Under Which We Would File the Prepackaged Plan and Not Consummate the Tender Offer. Whether or not all of the conditions to the Tender Offer are satisfied, we may elect not to consummate the Tender Offer and instead file the Prepackaged Plan in bankruptcy, provided that we have received the required acceptances for the Prepackaged Plan. We may do this at any time if our management and/or our Board of Directors determines that it is in the best interests of our company.

Certain Consequences of the Tender Offer

         Consequences of Our Failure to Complete the Tender Offer or the Prepackaged Plan. If we do not complete the Tender Offer or the Prepackaged Plan, we believe that we will be unable to obtain additional financing, and that we will not have adequate funds to continue our operations. In this case, it is likely that we will be required to file for protection under the bankruptcy laws without a pre-approved plan.

         Consequences of the Tender Offer to Tendering Noteholders. If you participate in the Tender Offer, and the Tender Offer is consummated, you will receive cash in exchange for your Notes. In this case, you will have received cash that may not otherwise be available upon maturity of the Notes. However, you will lose all rights associated with the Notes, and you will surrender the right to receive any future principal and interest payments.

         Consequences of the Tender Offer to Non-Tendering Noteholders. If you do not participate in the Tender Offer, you will not receive cash in exchange for your Notes, and, consequently, you will be subject to continuing risks related to our financial position to the full extent of your Notes. In addition, if the Tender Offer is consummated, the Indenture will be modified by the Proposed Amendments, and you will not have the benefit of various protective business covenants and events of default that are currently in the Indenture.

         The Tender Offer will not be consummated unless at least the Minimum Tender Condition is satisfied. This means that at least 99% of the principal amount of the Notes must be tendered, unless a lower threshold is consented to by Citicorp Venture Capital and the holders of a majority of the principal amount of the Notes subject to the Lock-Up Letter. Your failure to tender will increase the possibility that the Tender Offer will not be consummated. If the Tender Offer is not consummated, it is likely that we will have to restructure our debt in a bankruptcy proceeding, whether through the Prepackaged Plan or otherwise. Accordingly, the likelihood that your Notes will be paid in full may not be improved by your failure to tender.

Federal Income Tax Considerations

         You should not rely upon the following summary, which is necessarily short and may not apply to you or your particular circumstances. You should consult your own tax counsel to determine the actual effect that the Tender Offer will have on you. For a more detailed description of the tax effects described below, you should refer to the section entitled "Federal Income Tax Consequences."

         Tax Considerations for Tendering Noteholders. If you tender your Notes, the tender will generally be a taxable transaction to you for U.S. federal income tax purposes. Subject to certain exceptions, you will likely recognize capital gain or loss on the sale of your Notes in an amount equal to the difference between:

         o        The amount of cash that you receive for your Notes; and

         o Your "adjusted tax basis" for your Notes at the time of the sale.

         Generally, such capital gain or loss will be long-term if you have held your Notes for more than one year at the time of such sale.

         Your receipt of cash may be subject to backup withholding at the rate of 31% unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against your U.S. federal income tax liability. If you do not provide your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service, or the "IRS."

         Tax Considerations for Non-Tendering Noteholders. If you do not participate in the Tender Offer, and the Tender Offer is consummated, you will likely not recognize any income, gain, or loss for U.S. federal income tax purposes as a result of the Proposed Amendments. However, the IRS could assert that, as a result of the modifications to the Notes pursuant to the Proposed Amendments, you will be treated as having exchanged your Notes for new notes. If the Proposed Amendments were treated in this manner, your tax treatment would depend upon whether the tendered Notes and new notes constitute "securities" for federal income tax purposes and the extent to which the Notes are deemed to be "publicly traded" within the meaning of the Treasury Regulations.

The Prepackaged Plan

         General. Together with certain of our affiliates, we are soliciting acceptances of the Prepackaged Plan so that we may file the Prepackaged Plan in bankruptcy to expedite our bankruptcy cases should we deem them necessary. For the Prepackaged Plan to be approved, we must receive acceptances of the Prepackaged Plan from holders of Notes representing more than half of all holders who respond and more than two-thirds of the principal and interest of those responding. Holders representing approximately 83% in principal amount of the Notes have agreed to accept the Prepackaged Plan, subject to certain conditions.

         If, by the Expiration Date, we have received sufficient acceptances of the Prepackaged Plan, we may commence a bankruptcy case under Chapter 11 of the Bankruptcy Code and seek confirmation of the Prepackaged Plan, whether or not the Minimum Tender Condition and the other conditions to the Tender Offer have been satisfied. If confirmed by the bankruptcy court, the Prepackaged Plan will be binding upon all holders of Notes regardless of whether they have voted to accept the Prepackaged Plan.

         Under the Prepackaged Plan, Noteholders are intended to receive 17% of the principal amount of the Notes, or $170 per $1,000 of principal. Under certain circumstances, however, Noteholders could become the owners of 100% of the equity of our parent, in which case they would receive no cash.

         A copy of the Disclosure Statement, which describes the Prepackaged Plan and provides you with certain information required by the bankruptcy laws, is attached to this Statement as Annex A and is incorporated herein by reference. A copy of the Prepackaged Plan is included as part of the Disclosure Statement.

         You should carefully read and review the Disclosure Statement and the Prepackaged Plan prior to determining whether to accept the Prepackaged Plan, which is separate from your participation in the Tender. The Disclosure Statement also contains the instructions and procedures for voting on the Prepackaged Plan. You need not accept the Prepackaged Plan in order to tender your Notes.

         Potential Consequences of the Prepackaged Plan. While we hope that a bankruptcy filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to our business, we cannot be certain that this would be the case. Although the Prepackaged Plan is designed to minimize the length of the bankruptcy case, it is impossible to predict with certainty the amount of time and money that we may spend in bankruptcy or to assure that the Prepackaged Plan will be confirmed.

Even if confirmed on a timely basis, a bankruptcy case to confirm the Prepackaged Plan could have an adverse effect on our business. A bankruptcy case also will involve additional expenses and will divert the attention of our management from the operation of our business and the implementation of our financial plan.

         The extent to which a bankruptcy case disrupts our business will likely be directly related to the length of time it takes to complete the case. If we are unable to obtain confirmation of the Prepackaged Plan on a timely basis because of a challenge to the Prepackaged Plan or a failure to satisfy the conditions to the Prepackaged Plan or for any other reason, we may be forced to operate in bankruptcy for an extended period while we try to develop a different plan of reorganization that can be confirmed. Extended operations in bankruptcy would likely increase both the probability and the magnitude of the adverse effects described above.

Depositary and Information and Balloting Agent

         Depositary. United States Trust Company of New York, the Trustee under the Indenture, will act as the Depositary for the Tender Offer. All correspondence in connection with the Tender Offer and the Letter of Transmittal should be sent to the Depositary at the address set forth on the back cover page of this document.

         Information and Balloting Agent. Beacon Hill Partners, Inc. has been appointed as Information and Balloting Agent for the Tender Offer. All inquires relating to the Tender Offer should be directed to the Information and Balloting Agent at the address and telephone number set forth on the back cover page of this document.

                                  RISK FACTORS

         You should carefully consider the factors set forth below, as well as the other information set forth in this document, prior to determining whether to tender your Notes and consent to the Proposed Amendments, and prior to determining whether to accept the Prepackaged Plan. There is no voting or approval relationship between your decision to tender your Notes and a decision to accept the Prepackaged Plan. You may do either, both or neither.

Risks to Noteholders If the Tender Offer Is Not Successfully Completed or the Prepackaged Plan Is Not Consummated

         The successful completion of the Tender Offer, or the consummation of the Prepackaged Plan, is critical to our financial plan. If we are unable to complete the Tender Offer or to consummate the Prepackaged Plan, it is likely that we will be unable to obtain financing to continue our operations and will be required to file for protection under the bankruptcy laws without a pre-approved plan. The outcome of such a filing is highly uncertain. We cannot predict when we would emerge from such filing, how our creditors, including the holders of the Notes, would be treated and whether and in what manner we would continue as a going concern.

         Both the Tender Offer and the Prepackaged Plan are subject to our receiving the equity and term loan financing discussed above. Although we have received commitments for this financing, these commitments are subject to a number of conditions. Among these conditions are that our credit facility continues to be available to us on terms that are mutually acceptable to us, the senior lenders, the New Investors and the New Lender. We cannot assure you that this will be the case.

Risks If the Tender Offer Is Completed

         Consequences to Non-Tendering Noteholders. If we successfully complete the Tender Offer, Noteholders who do not tender their Notes will lose the benefit and protection of numerous provisions in the Indenture. In addition, because the number of Noteholders after the completion of the Tender Offer will be extremely limited, it is unlikely that there will be any active trading in the Notes. Finally, non-tendering Noteholders will be giving up the opportunity to receive for their Notes the consideration that we are offering in the Tender Offer.

         Consequences to Tendering Noteholders. If the Tender Offer is consummated, Noteholders who tender Notes will receive cash but will lose all rights associated with their Notes, including the right to receive any future interest payments at the rate prescribed under the Indenture of 11% per year. Noteholders should be aware, however, that our senior lenders have issued the Standstill Notice that prohibits us from making any payments of principal or interest under the Notes. It is not clear when this Standstill Notice will be lifted, if at all, and it is unlikely that this block will be lifted in the absence of a capital restructuring of our company that would impair the rights of the Noteholders. The Standstill Notice must also be lifted in order for us to consummate the Tender Offer.

         If we were to become subject to a petition for relief under the Bankruptcy Code within 90 days after the consummation of the Tender Offer (or, with respect to any insiders specified in the Bankruptcy Code, within one year after consummation of the Tender Offer) and certain other conditions are met, the consideration paid to Noteholders in the Tender Offer, absent the presence of one of the Bankruptcy Code defenses to avoidance, could be avoided as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from the Noteholder and possibly from subsequent transferees.

Risks Relating to the Prepackaged Plan

         Whether or not the conditions to our completing the Tender Offer are satisfied, we may nonetheless file the Prepackaged Plan in bankruptcy; provided that we have received the necessary acceptances to do so. Filing of the Prepackaged Plan will entail certain risks for the Noteholders.

         Noteholders May Become Stockholders. The Prepackaged Plan provides that, if our parent does not receive an investment of $16.2 million upon consummation of the Prepackaged Plan, then, instead of receiving cash for their Notes, Noteholders would receive 100% of the equity of one of our affiliates. Although we and our affiliates have received a commitment for this investment, we cannot assure you that this investment will be made.

         Disruption of Our Business. Even if confirmed on a timely basis, a bankruptcy case to confirm the Prepackaged Plan could have a material adverse effect on our business. Among other things, it is possible that a bankruptcy case could adversely affect:

         o Our relationships with our key suppliers, including the credit terms extended by our suppliers for imported goods and raw materials;

         o Our relationships with our customers, particularly those that depend on us as a primary supplier; and

         o     Our relationship with our employees.

         A bankruptcy case also will involve additional expenses and will divert the attention of our management team from the operation of our business and implementation of our financial plan. Finally, even if successfully completed on a timely basis, a bankruptcy case most likely will delay the implementation of our financial plan.

         The extent to which a bankruptcy case disrupts our business will likely be directly related to the length of time it takes us to complete the case. The Prepackaged Plan is designed to minimize the length of the bankruptcy case, but if we are unable to confirm the plan, we will necessarily be required to operate in bankruptcy for a longer period of time than anticipated.

         Possible Invalidation of the Solicitation by the Bankruptcy Court.
Section 1126(b) of the Bankruptcy Code provides that the holder of a claim or equity interest who accepts or rejects a plan of reorganization before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of the acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with the solicitation, or, absent any such applicable non-bankruptcy law, such acceptance was solicited after disclosure of "adequate information" as defined in section 1125(a)(1) of the Bankruptcy Code. This Statement, including the Disclosure Statement, is being presented to all Noteholders in order to satisfy the requirements of section 1126(b) of the Bankruptcy Code.

         Even if we do receive the acceptances necessary to confirm the Prepackaged Plan and attempt to have the Prepackaged Plan confirmed, the bankruptcy court may find that the Noteholders have not validly accepted the Prepackaged Plan if it determines that the solicitation did not comply with the requirements of section 1126(b) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure. In such an event, we could be required to resolicit acceptance of the Prepackaged Plan, and confirmation could be delayed and possibly jeopardized. We believe that the solicitation being made pursuant to this Statement is being conducted in accordance with applicable non-bankruptcy law and applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. However, there can be no assurance that a bankruptcy court will reach the same conclusion.

         Risk of Non-Confirmation of the Prepackaged Plan or of Non-Occurrence of Effective Date. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by a bankruptcy court that the confirmation of a plan is not likely to be followed by the need for further financial reorganization, that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code and that holders of claims and equity interests within impaired classes receive or retain under the plan cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holders would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. There can be no assurance that the bankruptcy court will conclude that these tests and the other requirements of section 1129 of the Bankruptcy Code have been met with respect to the Prepackaged Plan.

         If the Prepackaged Plan is filed, there can be no assurance that modifications thereof would not be required for confirmation, or that such modifications would not require a resolicitation of the Prepackaged Plan. We believe that if the Prepackaged Plan or another plan is confirmed, it will not be followed by the need for further financial reorganization of the Company and that the Noteholders (and all other Classes under the Plan) will receive or retain under the Prepackaged Plan value that is not less than the value they would receive or retain if we were liquidated under Chapter 7 of the Bankruptcy Code. We also believe that all requirements for confirmation, as set forth in
Section 1129 of the Bankruptcy Code, would be met with respect to the Prepackaged Plan. However, there can be no assurance that the bankruptcy court will reach the same conclusions.

         The effectiveness of the Prepackaged Plan is also subject to certain conditions, and no assurances can be given that these conditions will be satisfied or waived or that any necessary consent will be obtained. Failure to confirm the Prepackaged Plan would likely result in a protracted bankruptcy case, which would exacerbate the factors described above.

                                THE TENDER OFFER

Consideration

         We are offering to purchase for cash any and all of our outstanding Notes at a price equal to 17% of the principal amount of the Notes, or $170 per $1,000 of principal. If you tender your Notes, you will not receive any accrued and unpaid interest on the Notes.

         We will complete the Tender Offer only if the Minimum Tender Condition is satisfied. The means that unless al lower percentage is otherwise consented to by Citicorp Venture Capital and the holders of a majority of the Notes subject to the Lock-Up Letter, we must receive acceptances from the holders of 99% of the aggregate principal amount of the Notes. We may terminate the Tender Offer at any time, even if we have already received the acceptances required to complete the Tender Offer. Even if all of the conditions necessary for our completion of the Tender Offer have been satisfied, we may nonetheless terminate the Tender Offer and file the Prepackaged Plan in bankruptcy; provided that we have received the acceptances necessary for us to do so. Our strong preference is to avoid commencing a bankruptcy case, but there may be claims against us that cannot be resolved except pursuant to the Prepackaged Plan.

         If you tender your Notes, your tender may NOT be withdrawn, except under certain very limited circumstances.

Proposed Amendments

         We are also seeking consents to the Proposed Amendments, which would eliminate substantially all of the restrictive covenants and most of the events of default in the Indenture. The Supplemental Indenture, which incorporates the Proposed Amendments, will not become effective unless and until the Tender Offer is completed. You should refer to the attached Annex I for a complete copy of the Supplemental Indenture.

         The valid tender of your Notes will constitute consent to the proposed amendments. You may not tender your Notes without consenting to the Proposed Amendments or consent to the Proposed Amendments without tendering your Notes.

Expiration; Extension; Termination

         The Tender Offer will expire at 12:00 Midnight., New York City time, on August 3, 2000, the Expiration Date. We reserve the right to extend the Expiration Date for the Tender Offer from time to time and at any time.

         During any extension of the Tender Offer, all Notes previously tendered will remain subject to the terms and conditions set forth in this Statement and may, subject to the terms and conditions set forth herein, be accepted for purchase by us.

         We expressly reserve the absolute right, in our sole discretion, to:

         o Amend or modify any or all of the terms of any or all of the Tender Offer; or

         o Terminate the Tender Offer and the consent solicitations and/or delay acceptance for tenders and/or consents delivered pursuant thereto at any time and for any reason, even if all of the conditions necessary for our completion of the Tender Offer have been satisfied.

         Our right to delay acceptance of tendered Notes for payment is subject, however, to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which requires us to promptly pay for or return tendered Notes following the termination or expiration of the Tender Offer.

         Any extension or termination of the Tender Offer, or any amendment or modification of any of the terms of the Tender Offer, will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner by which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem reasonably appropriate.

         Upon any termination of the Tender Offer without our acceptance of the Notes for purchase, all Notes previously tendered will be promptly returned to the tendering holders.

         If you tender your Notes, you will not be able to withdraw your tender unless the Tender Offer expires without our accepting your Notes for payment, except in limited circumstances. Because we may extend the Tender Offer in our discretion, the Notes that you tender could be held subject to the Tender Offer for an indefinite period of time.

Conditions of the Tender Offer

         Our completion of the Tender Offer is subject to the following conditions:

         Minimum Tender Condition. It is a condition to the Tender Offer that at least 99% of the principal amount of the Notes be tendered. This percentage may be reduced to a lower percentage only with the consent of Citicorp Venture Capital and the consent of the holders of a majority in principal amount of the Notes subject to the Lock-Up Letter. We cannot unilaterally waive this Minimum Tender Condition.

         Holders of approximately 83% of the outstanding principal amount of the Notes have agreed to tender their Notes under the Lock-Up Letter. The Lock-up Letter may be terminated, however, if we do not obtain financing sufficient to meet our working capital needs under arrangements that are reasonably satisfactory to the holders of a majority in principal amount of the Notes that have executed the Lock-up Letter by July 18, 2000. This date may be extended with the consent of the holders of a majority in principal amount of the Notes that have executed the Lock-up Letter. The Lock-up Letter will also terminate if the Tender Offer or Prepackaged Plan is not consummated by November 15, 2000.

         Other Conditions. In addition to the Minimum Tender Condition, the Tender Offer is also subject to the following conditions:

         o We shall have obtained the funds necessary to purchase the tendered Notes and to pay expenses that we incur in connection with the Tender Offer;

         o Our senior lenders must waive the Standstill Notice and consent to our completion of the Tender Offer, including our payment of the Tender Offer consideration to the Noteholders and their acceptance of such consideration;

         o There shall not have been instituted or threatened before any court or governmental agency, authority or body, or any arbitrator, any action or proceeding:

                  (i) challenging the Tender Offer and/or the consent solicitations, including, without limitation, our purchase of the Notes and payment therefor; or

                  (ii) in our sole judgment, otherwise materially adversely affecting the transactions contemplated by the Tender Offer or the contemplated benefits of the Tender Offer to us;

         o There shall not have been proposed or enacted any statute or other legislation, rule or regulation, and no action shall have been taken by any governmental authority, which would or might, in our sole judgment, prohibit, restrict or delay consummation of the Tender Offer or materially impair the contemplated benefits of the Tender Offer to us;

         o There shall not exist, in our sole judgment, any other actual or threatened legal impediment to our purchase of the Notes or any other circumstances that would materially adversely affect the transactions contemplated by the Tender Offer or the contemplated benefits of the Tender Offer to us;

         o There shall not have occurred or be likely to occur an event or events which, in our sole judgment, would or might prohibit, restrict or delay the consummation of the Tender Offer or materially impair the contemplated benefits of the Tender Offer to us or otherwise result in consummation of the Tender Offer not being in our best interests; and

         o There shall not have occurred, in our sole judgment, any of the following:

                  (i) any general suspension of trading in, or limitation on prices for, securities listed on the NYSE, Nasdaq or in the over-the-counter market;

                  (ii) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States (whether or not mandatory);

                  (iii) a commencement of a war, armed hostilities or other international or national emergency directly or indirectly involving the United States;

                  (iv) any significant change in the United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory);

                  (v) any limitation (whether or not mandatory) by any governmental authority on, or any other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; or

                  (vi) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, in our sole judgment, a material acceleration or worsening thereof.

         If any of the foregoing conditions are not satisfied, we may either:

         o     Terminate the Tender Offer and return all Notes tendered;

         o Extend the Tender Offer and retain all tendered Notes until the final Expiration Date for the extended Tender Offer; or

         o Waive the unsatisfied conditions with respect to the Tender Offer and accept all Notes tendered pursuant to the Tender Offer, except that we cannot unilaterally waive the Minimum Tender Condition or the Standstill Notice without the consent of other parties.

         We may assert any of the foregoing conditions regardless of the circumstances giving rise to such condition, and we may waive any such condition (other than as stated in the preceding paragraph), in whole or in part, at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         Noteholders validly tendering their Notes will, by tendering such Notes and upon acceptance of the cash consideration therefor, on their own behalf and on behalf of their affiliates, release, waive and covenant not to assert, any claims, debts, obligations, rights, causes of action or liabilities now existing or hereafter arising out of, or relating to, the Notes or the Tender Offer, or otherwise relating to us or any of our affiliates, in each case arising from or relating to any fact or circumstance through the date of consummation of the Tender Offer, against any of us, our affiliates, our senior lenders and the agent under our credit facility, any person who is or was in control of any of the foregoing, and any of the respective present and former officers, directors, stockholders, trustees, partners, members, agents, employees, representatives, financial advisors, accountants, attorneys and other professionals of the foregoing, other than the following "Reserved Claims:"

         o Claims relating to our obligation to deliver the cash offered pursuant to the Tender Offer in accordance with the terms thereof, including if we were subject to a petition under the bankruptcy laws within 90 days after consummation of the Tender Offer and the consideration paid in the Tender Offer is recovered as a preferential transfer;

         o Claims, if any, against us or any of our affiliates under federal securities laws that this Statement includes any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

         By accepting any tendered Notes for exchange, we, and our officers and directors, shall likewise be deemed to have released each tendering Noteholder, and its agents and advisors, from any liability for any act or omission in connection with or arising out of any actions taken by any of them in connection with the Tender Offer, except for liability arising from gross negligence, willful misconduct or fraud.

Sources of Funds for the Tender Offer

         We estimate that the expenses to be incurred in connection with the Tender Offer, including the fees and expenses of the Information and Balloting Agent, the Depositary, and printing, filing, accounting, legal and financial advisor fees, will be approximately $1.0 million. A portion of this amount has already been paid, and we may pay additional amounts prior to the completion of the Tender Offer. This amount does not include expenses expected to be incurred solely as a result of the filing and consummation of the Prepackaged Plan in bankruptcy, which we estimate to be approximately $1.0 million.

         The payment of these expenses and the cash payment to tendering Noteholders will be funded by:

         o The $16.2 million investment which the New Investors have committed to make; and

         o A portion of the approximately $15 million of term debt that the New Lender has committed to extend to us.

Appraisal Rights

         Noteholders do not have any appraisal or similar statutory rights in connection with the Tender Offer or the consent solicitation.


                             THE PROPOSED AMENDMENTS

General

         We are seeking the consent of the Noteholders to the Proposed Amendments to the Indenture described below. The Proposed Amendments would, among other things, eliminate substantially all restrictive covenants and events of default currently contained in the Indenture. If the Tender Offer is consummated, we will, together with the Trustee, execute the Supplemental Indenture, which will amend the Indenture. You should refer to the attached Annex I for a complete copy of the Supplemental Indenture.

         The Supplemental Indenture will be executed promptly after our receipt of the requisite consents, but will not become effective unless and until the Tender Offer is completed. Thereafter, any non-tendering Noteholders will be bound by the Supplemental Indenture regardless of whether they consent to the Proposed Amendments.

Description and Effect

         This section sets forth a brief description of the Proposed Amendments to the Indenture. The summaries of provisions of the Indenture set forth below are qualified in their entirety by reference to the full and complete terms contained in the Indenture. Capitalized terms appearing below but not defined in this Statement have the meanings assigned to such terms in the Indenture. Holders may obtain copies of the Indenture without charge by contacting us with their request.

         Deletion of Restrictive Covenants. The Proposed Amendments would delete in their entirety the following restrictive covenants and references thereto from the Indenture as well as the events of default related to such restrictive covenants:

Section 4.03     o     Limitation on Indebtedness. Prevents us and our
                       Restricted Subsidiaries from incurring a substantial amount of Indebtedness without satisfying the Consolidated Coverage Ratio.

Section 4.04     o     Limitation on Restricted Payments. Restricts our ability
                       and the ability of our Restricted Subsidiaries to make
                       Restricted Payments, including (i) paying dividends, making any other distributions on, or redeeming our (or their) capital stock, (ii) purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring for value, prior to any scheduled payment, scheduled sinking fund payment or maturity any Subordinated
                       Obligations, (iii) the payment of any amount pursuant to any agreement with Holdings or any officer, director or employee of Holdings and (iv) making any loan, Incurring, or suffering to exist any Guarantee of Indebtedness of, or making any investment in, any of our Affiliates, other than us or one of our Restricted Subsidiaries.

Section 4.05     o     Limitation on Restrictions on Distributions from
                       Restricted Subsidiaries. Restricts our ability and the ability of our Restricted Subsidiaries from permitting to exist any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on their Capital Stock or pay any Indebtedness owed to us, (ii) make any loans or advances to us, or (iii) transfer any of their property or assets to us.

Section 4.06     o     Limitation on Sales of Assets and Subsidiary Stock.
                       Restricts our ability and the ability of our Restricted
                       Subsidiaries to make certain dispositions of assets and shares of Capital Stock of our Restricted Subsidiaries unless certain conditions are satisfied.

Section 4.07     o     Limitation on Affiliate Transactions. Restricts our
                       ability and the ability of our Restricted Subsidiaries to engage in certain transactions with Affiliates

Section 4.08     o     Limitation on the Sale or Issuance of Capital Stock of
                       Restricted Subsidiaries. Restricts our ability and the ability of our Restricted Subsidiaries to sell or otherwise dispose of shares of Capital Stock of any Restricted Subsidiary other than to us or a Wholly Owned
                       Subsidiary.

Section 4.09     o     Change of Control. Obligates us, upon a Change of
                       Control, to repurchase, on specified terms, the Notes of any Noteholder who elects to cause us to do so.

Section 4.10     o     Limitation on Liens. Restricts our ability and the
                       ability of our Restricted Subsidiaries to incur Liens with respect to our (or their) property and assets.

Section 4.13     o     Future Guarantors. Obligates us to cause each Domestic
                       Restricted Subsidiary formed or acquired after the date of the Indenture to deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall Guarantee payment of the Securities.

Section 4.14     o     Tax Sharing Agreement. Requires certain amendments to the
                       Tax Sharing Agreement in the event that more than a nominal amount of gross income will arise in Holdings, us or any other member of the Holding's Federal Consolidated tax group other than Mills and its Subsidiaries.

         Amendment to Section 5.01 (When We May Merge or Transfer Assets). The Proposed Amendments would amend Section 5.01 of the Indenture to (i) delete the requirement that, after giving effect to the merger, consolidation or asset sale by us, the Successor Company must be able to Incur at least $1.00 of additional Indebtedness, and (ii) delete the requirement that immediately after giving effect to such transaction, the Successor Company have Consolidated Net Worth in an amount not less than our Consolidated Net Worth immediately prior to such transaction.

         Amendment to Section 5.02 (When a Subsidiary Guarantor May Merge or Transfer Assets). The Proposed Amendments would amend Section 5.02 of the Indenture to delete the requirements that (i) the surviving entity be organized under the laws of the United States, a State or the District of Columbia and assume all obligations of the Subsidiary under its guarantee of the Notes; (ii) there be no Default or Event of Default either before or after such transaction; and (iii) we deliver a notice to the Trustee that the transaction complies with the Indenture.

         Amendment to Section 6.01 (Events of Default). The Proposed Amendments would amend Section 6.01 of the Indenture to delete as an Event of Default (i) our failure to comply with Section 5.01 of the Indenture, (ii) our failure to comply with Section 4.03, 4.04, 4.05, 4.06 4.07, 4.08, 4.10 or 4.13 of the
Indenture and such failure continues for 30 days after notice, (iii) our failure, or the failure of any Restricted Subsidiary, to pay, after final maturity, or acceleration due to default, any Indebtedness in excess of $5 million and such non-payment or acceleration continues for 10 days after notice, and (iv) our failure, or the failure of any Restricted Subsidiary, to discharge, waive or stay the execution thereof within 10 days after notice any judgment or decree in excess of $5 million, where such judgment remains undischarged, unstayed and unwaived for more than 60 days.

         Amendment to Section 8.02 (Conditions to Defeasance). The Proposed Amendments would amend Section 8.02 to delete the requirements that, (i) in the event of a legal defeasance or a covenant defeasance, we must deliver to the Trustee a certificate from a nationally recognized firm of independent accounts expressing their opinion that the payment of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Securities to maturity or redemption, (ii) in the event of a legal defeasance or a covenant defeasance, the deposit does not constitute a default under any other agreement binding us, (iii) in the event of a legal defeasance or a covenant defeasance, we deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940, (iv) in the event of a legal defeasance, we must deliver to the Trustee an Opinion of Counsel stating that
(x) we have received from, or there has been published by, the IRS a ruling, or
(y) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that the Securityholders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, (v) in the event of a covenant defeasance, we must deliver to the Trustee an Opinion of Counsel to the effect that the Securityholders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and (vi) in the event of a legal defeasance or a covenant defeasance, we must deliver to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance have been satisfied.

         Deletion of Definitions. The Proposed Amendments would delete those definitions from the Indenture when references to such definitions would be eliminated as a result of the foregoing.

         The Proposed Amendments constitute a single proposal and a tendering and consenting Noteholder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

         If the Proposed Amendments become operative, the holders of untendered Notes will be bound thereby.

         Pursuant to the terms of the Indenture, the Proposed Amendments require the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes.

         The valid tender by a Noteholder pursuant to the Tender Offer will be deemed to constitute the giving of a consent by such Noteholder to the Proposed Amendments. We are not soliciting, and will not accept consents from, Noteholders who are not tendering their Notes pursuant to the Tender Offer.


                     PROCEDURES FOR TENDERING YOUR NOTES AND
                            DELIVERING YOUR CONSENTS

General

         You should follow the procedures described below in tendering your Notes and delivering consents to the Proposed Amendments. The following does not describe the procedures for delivering a Ballot, or a Master Ballot, as applicable, to vote to accept or reject the Prepackaged Plan. For a description of the procedures for delivery by beneficial owners, nominees and securities clearing agencies of Ballots and Master Ballots, you should refer to the attached Annex A, which contains complete copies of both the Disclosure Statement and the Prepackaged Plan.

         If you tender your Notes in the Tender Offer in accordance with the procedures described below, you will also be deemed to have delivered consents to the Proposed Amendments. You may not deliver your consent to the Proposed Amendments without validly tendering your Notes pursuant to the Tender Offer. We reserve the right to reject any Notes tendered which do not comply with the stated procedures.

Tender of Notes; Delivery of Consents

         You may tender your Notes by:

         o Delivering a properly completed and duly executed Letter of Transmittal or manually-signed facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message as defined below under the subsection entitled "--Book-Entry Transfers") and any other documents required by the Letter of Transmittal, to the Depositary at the address set forth below and on the back cover page of this document, and

         o    Either:

                  (a) Delivering certificates representing your Notes to the Depositary; or

                  (b) Complying with the book-entry transfer procedures described below under the section entitled "--Book-Entry Transfers."

         In either case, you must complete the foregoing actions prior to the Expiration Date for your tender to be effective. If you cannot comply with these procedures on a timely basis, or if your Notes are not immediately available, you may tender your Notes pursuant to the guaranteed delivery procedures as described below in the subsection entitled "--Guaranteed Delivery Procedures."

         You should send your completed Letter of Transmittal and the certificates representing your Notes to the Depositary only, and not to us, the Information and Balloting Agent or any other person. Please use the following address for hand deliveries and delivery by overnight courier to the Depositary:

  By Mail (Whether Certified or Registered):             By Overnight Courier:

    United States Trust Company of New York     United States Trust Company of New York
                  P.O. Box 84                               30 Broad Street
             Bowling Green Station                             14th Floor
         New York, New York 10274-0084               New York, New York 10004-2304
      Attention: Corporate Trust Services         Attention: Corporate Trust Services

                           By Facsimile Transmission:
                        (212) 422-0183 or (646) 458-8104
                        (For Eligible Institutions Only)

                       To Confirm Facsimile by Telephone:
                                 (800) 548-6565

                              For Information Call:
                                 (800) 548-6565

         If the certificates for your Notes are registered in the name of a person other than the person who will be signing the Letter of Transmittal, then, in order to tender your Notes pursuant to the Tender Offer, you must ensure that the certificates representing your Notes are endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the Noteholder or Noteholders appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Notes, the registered Noteholder or Noteholders must sign a valid proxy pursuant to the Letter of Transmittal, because Notes may not be tendered without also consenting to the Proposed Amendments, and only Noteholders are entitled to deliver consents.

         Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, or held through a book-entry transfer facility, and who wishes to tender Notes and deliver a consent to the Proposed Amendments should contact such registered holder promptly and instruct such registered holder to tender Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Notes himself or herself, such beneficial owner must either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name prior to completing and executing the Letter of Transmittal (and, where applicable, tendering such Notes,) or follow the procedures described in the immediately preceding paragraph.

         To effectively tender Notes that are held through The Depository Trust Company, or "DTC," DTC participants should transmit their acceptance through the DTC Automated Tender Offer Program, or "ATOP" (and thereby provide their consents to the Proposed Amendments), and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes held through DTC must be made to the Depositary Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

         The method of delivery of Notes and all other required documents to the Depositary is at the election and risk of the Noteholder tendering the Notes. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. If delivery is by mail, we suggest that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to such date.

         A valid tender of your Notes will constitute an agreement with us in accordance with the terms and conditions set forth in this Statement and in the Letter of Transmittal. You should read the Letter of Transmittal carefully.

            The entire principal amount of Notes deposited with the Depositary will be deemed to have been tendered unless otherwise indicated. If less than the entire principal amount of any Notes evidenced by a submitted certificate is tendered, the tendering Noteholder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal with respect to the deposit being made. Such tender will also constitute a consent to the Proposed Amendments, but only to the extent of the principal amount of Notes being tendered. If the Tender Offer is completed outside of bankruptcy, the Depositary will then return to the tendering Noteholder (unless otherwise requested under "Special Delivery Instructions" in the Letter of Transmittal), as promptly as practicable following the Expiration Date, Notes in principal amount equal to the portion of such delivered Notes not tendered.

Signature Guarantees

         All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States (each of which is an "Eligible Institution") unless the Notes tendered pursuant thereto are tendered:

         o by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing such participant as the owner of such Notes) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

         o     for the account of an Eligible Institution.

Book-Entry Transfers

         The Depositary will establish an account with respect to the Notes at DTC promptly after the date of this Statement. A financial institution that is a participant in DTC's system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, in any case either (i) the Letter of Transmittal (or manually-signed facsimile thereof), with any required signature guarantees, or an Agent's Message, together with any other required documents, must be transmitted to and received by the Depositary on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be followed. Delivery of documents to DTC in accordance with DTC's procedure does not constitute delivery to the Depositary.

         The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Notes stating (i) the aggregate principal amount of Notes which have been tendered by such participant and for which consents to the Proposed Amendments have been thereby delivered, (ii) that such participant has received and agrees to be bound by the terms of the Tender Offer and (iii) that we may enforce such agreement against the participant.

Guaranteed Delivery Procedures

         If a Noteholder desires to tender Notes and consent to the Proposed Amendments to the Indenture and (i) the holder's Notes are not lost but are not immediately available, (ii) time will not permit the holder's Notes or other required documents to reach the Depositary before the Expiration Date, or (iii) the procedures for book-entry transfer cannot be completed on a timely basis, a tender and consent may be effected if the following conditions are satisfied:

         o     the tender is made through an Eligible Institution; and

         o prior to the Expiration Date, the Depositary receives from the Eligible Institution a properly completed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) substantially in the form we provide which sets forth the name and address of the holder and the amount of the Notes tendered; and

         o a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, together with certificates for all Notes in proper form for transfer (or a book-entry confirmation with respect to all tendered Notes), and any other required documents are received by the Depositary within two business days after the date of execution of the Notice of Guaranteed Delivery.

Transfers of Ownership of Tendered Notes

         Noteholders may not transfer record ownership of any Notes validly tendered into the Tender Offer. Beneficial ownership in tendered Notes may be transferred by the Noteholder by delivering to the Depositary, at one of its addresses set forth on the back cover of this Statement, an executed Letter of Transmittal identifying the name of the person who deposited the Notes to be transferred, and completing the special payment instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the transferee of such Notes) and the principal amount of the Notes to be transferred. If certificates have been delivered or otherwise identified (through a book-entry confirmation with respect to such Notes) to the Depositary, the name of the Noteholder who deposited the Notes, the name of the transferee and the certificate numbers relating to such Notes should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Notes pursuant to the procedures set forth herein will be entitled to receive the Tender Offer consideration if the Notes are accepted for tender, or to the receipt of the tendered Notes if the Tender Offer is terminated or the Prepackaged Plan filed.

Lost or Missing Certificates

         If a holder desires to tender Notes pursuant to the Tender Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Depositary, at the address or numbers listed below, about procedures for obtaining replacement certificates for such notes, arranging for indemnification or about any other matter that requires handling by the Depositary:

 By Mail (Whether Certified or Registered):             By Overnight Courier:

   United States Trust Company of New York     United States Trust Company of New York
                 P.O. Box 84                               30 Broad Street
            Bowling Green Station                             14th Floor
        New York, New York 10274-0084               New York, New York 10004-2304
     Attention: Corporate Trust Services         Attention: Corporate Trust Services

                           By Facsimile Transmission:
                        (212) 422-0183 or (646) 458-8104
                        (For Eligible Institutions Only)

                       To Confirm Facsimile by Telephone:
                                 (800) 548-6565

                              For Information Call:
                                 (800) 548-6565

Backup Withholding

         Each tendering Noteholder must complete and deliver the Substitute Form W-9 provided in the Letter of Transmittal to the Depositary and either:

         o provide a correct taxpayer identification number (social security number, for individuals) and certify that the taxpayer identification number provided is correct (or that such Noteholder is awaiting a taxpayer identification number) and that either (A) the Noteholder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the Noteholder that he is no longer subject to backup withholding or

         o otherwise provide an adequate basis for exemption from backup withholding.

         Noteholders who do not satisfy these conditions may be subject to a $50 (or greater) penalty imposed by the Internal Revenue Service and may be subject to backup withholding (as discussed below). Exempt Noteholders (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such. Certain foreign Noteholders may be required to provide a Form W-8 or Form 1001 (or successor form) in order to avoid or reduce withholding tax.

         Pursuant to the backup withholding provisions of U.S. federal income tax law, unless the conditions described above are satisfied, we or the Depositary, as the case may be, will withhold an amount of any cash proceeds payable to a tendering Noteholder that will enable us or the Depositary, as the case may be, to remit the appropriate amount of backup withholding due to the Internal Revenue Service with respect to the tender. Backup withholding is 31%. Amounts paid as backup withholding do not constitute an additional tax and generally will be credited against the Noteholder's federal income tax liabilities. Different withholding rates and rules may apply in the case of foreign Noteholders. By tendering Notes pursuant to the Tender Offer, a Noteholder that does not comply with the conditions described in the preceding paragraph authorizes us or the Depositary, as the case may be, to pay cash in an amount sufficient to satisfy the Noteholder's withholding obligations.

Acceptance of Notes, Delivery of Payment

         The acceptance of Notes validly tendered under the terms and subject to the conditions of the Tender Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the payment of cash in exchange for the Notes will be made as promptly as practicable after the Expiration Date. However, we expressly reserve the right to delay acceptance of any of the Notes or to terminate the Tender Offer and not accept for tender any Notes not theretofore accepted if any of the conditions set forth under the section entitled "The Tender Offer--Conditions of the Tender Offer" shall not have been satisfied or waived by us. For purposes of the Tender Offer, we will be deemed to have accepted validly tendered Notes if and when we give oral or written notice thereof to the Depositary. Subject to the following paragraph and the other terms and conditions of the Tender Offer, payment of cash for Notes accepted pursuant to the Tender Offer will be made by the Depositary as soon as practicable after receipt of such notice. The Depositary will act as agent for the tendering Noteholders for the purposes of receiving cash from us and transmitting the cash to the tendering Noteholders. We will return any tendered Notes not accepted for exchange without expense to the tendering Noteholder as promptly as practicable following the Expiration Date.

         Notwithstanding any other provision hereof, delivery of Tender Offer consideration for Notes accepted for tender pursuant to the Tender Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely book-entry confirmation with respect to) such Notes, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the applicable Letter of Transmittal and the instructions thereto. Accordingly, tendering Noteholders whose certificates for Notes or book-entry confirmation with respect to such Notes are actually received by the Depositary after the Expiration Date may be paid later than other tendering Noteholders. Under no circumstances will interest be paid on the Tender Offer consideration to be paid by us because of any delay in making such delivery or otherwise.

         All tendering Noteholders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of their Notes for tender.

Withdrawal of Tenders

         Noteholders who tender Notes pursuant to the Tender Offer may NOT withdraw such Notes unless:

         o we reduce the Tender Offer consideration deliverable to such Noteholders;

         o     we reduce the principal amount of the Notes subject to the Offer;
               or

         o     we are otherwise required by law to permit your withdrawal.

         In the case of a reduction in the Tender Offer consideration or the principal amount of Notes subject to the Tender Offer, you may validly withdraw any previously tendered Notes until the expiration of five business days after the date that notice of any such reduction is first published, given or sent to you by us. Prior to the execution of the Supplemental Indenture, your withdrawal of the tender of your Notes will also effect a revocation of a consent to the Proposed Amendments. In no event, however, may consents to the Proposed Amendments be revoked after execution of the Supplemental Indenture.

         Noteholders who wish to exercise their right of withdrawal must give notice of withdrawal in writing or by telegram, telex or facsimile transmission, which notice must be received by the Depositary at the address set forth on the back cover page of this Statement. Except as provided in the preceding paragraph, such notice must be received on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Notes to be withdrawn; the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such notes), if different from that of the depositor; and the principal amount of Notes to be withdrawn. If Notes have been delivered or otherwise identified (through book-entry confirmation) to the Depositary, the name of the registered Noteholder and the serial numbers of the particular Notes to be so withdrawn (or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited with withdrawn notes) must also be furnished to the Depositary prior to the physical release of the withdrawn Notes. Such notice of withdrawal must be signed by the Noteholder in the same manner as the original signature on the Letter of Transmittal or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

         Any permitted withdrawals of tenders of Notes may not be rescinded, and any Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer; however, withdrawn Notes may be re-tendered by following one of the procedures for tendering described herein at any time on or prior to the Expiration Date.

Interpretation

         We, in our sole discretion, will determine all questions as to the form of all documents and the validity (including time of receipt), eligibility, acceptance and withdrawal of tendered Notes. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of our legal counsel, be unlawful. Neither

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we, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals nor shall any of the foregoing incur any liability for failure to give any such notification. The Depositary will return any Notes it receives that are not properly tendered and as to which irregularities have not been cured or waived. Our interpretation of the terms and conditions of the Tender Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

Payments for Solicitation

         We have not retained any dealer-manager or similar agent in connection with the Tender Offer and will not make any payments to any broker, dealer or other person for soliciting tenders of Notes or consents to the Proposed Amendments to the Indenture. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related documents to the beneficial owners of Notes, and in handling and forwarding tenders to us.


                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of certain anticipated U.S. federal income tax consequences of the Tender Offer and the consent solicitations to Noteholders. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to certain types of Noteholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and taxpayers that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular Noteholders. Further, this summary assumes that Noteholders hold their Notes as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, which is referred to below as the "Code."

         This summary is based on the Code and Treasury Regulations, rulings, administrative pronouncements and decisions in effect as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

         EACH NOTEHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER AND THE SOLICITATION

         Tax Considerations for Tendering Noteholders. Your sale of Notes pursuant to the Tender Offer will be a taxable transaction to you for U.S. federal income tax purposes. Generally, you will recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of your Notes in an amount equal to the difference between:

                  (i) the amount of cash that you received for your Notes, other than the portion of such amount, if any, that is properly allocable to accrued interest, which will be taxed as ordinary income; and

                  (ii) your "adjusted tax basis" for your Notes at the time of sale.

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
         Such capital gain or loss will be long-term if you have held your Notes for more than one year at the time of such sale. In certain circumstances, you may be entitled to preferential treatment for net long-term capital gains, in the case of a capital asset held for more than 12 months at the time of the disposition. Generally, your adjusted tax basis for your Notes will be equal to the cost of the Notes to you, increased by the amount of any original issue discount previously includable in your gross income up to the date of disposition, less payments (other than interest payments) received on the Notes. If applicable, your tax basis in your Notes also would be increased by any market discount previously included in income by you pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by the accrual of amortizable bond premium which you have previously elected to deduct from your gross income on an annual basis.

         An exception to the capital gain treatment described above may apply if you purchased your Notes at a "market discount." Subject to a statutory de minimis exception, market discount is the excess of the "face amount" of such Note over your tax basis in such Note immediately after its acquisition by you. In general, unless you have elected to include market discount in income currently as it accrues, any gain realized by you on the sale of your Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at your election, on a constant interest basis) while such Note was held by you.

         Tax Considerations for Non-Tendering Noteholders. If you do not participate in the Tender Offer, you should not recognize any income, gain, or loss for U.S. federal income tax purposes as a result of the Proposed Amendments. The IRS could assert, however, that, as a result of the modifications to the Notes pursuant to the Proposed Amendments, if you retain your Notes, you should be treated as having exchanged your Notes for new Notes. For purposes of this section such exchanges is referred to as a "Deemed Exchange," and such new Notes are referred to as "New Notes."

         If the Proposed Amendments were treated as resulting in a Deemed Exchange of the Notes for New Notes, the tax treatment to you, if you do not tender, would depend upon whether the Notes and New Notes constitute "securities" for federal income tax purposes and the extent to which the Notes are deemed to be "publicly traded" within the meaning of the Treasury Regulations. If either the Notes or the New Notes are not treated as "securities" for federal income tax purposes, you, as a non-tendering Noteholder, would realize taxable gain (all or a portion of which would constitute ordinary income if you acquired your Notes at a market discount) or capital loss equal to the difference between the amount deemed realized by you in the Deemed Exchange and your tax basis in the Notes deemed to have been surrendered. The amount deemed realized by you would likely be the issue price of the New Notes, which would likely be the principal amount of the New Notes (assuming that the Notes are not "publicly traded" within the meaning of the Treasury Regulations). If, however, the Notes are "publicly traded" within the meaning of the Treasury Regulations, the issue price of the New Notes (and a Holder's amount deemed realized) would be the fair market value of the Notes at the time the exchange is deemed to occur. If, however, the Notes and New Notes qualify as "securities" for federal income tax purposes, the exchange may qualify as a tax-free recapitalization. Generally, although the matter is not free from doubt, debt instruments with terms of less than five years are not treated as "securities." If the exchange qualifies for recapitalization treatment, you would recognize no loss and would recognize gain only to the extent, if any, of (i) the fair market value of the excess of the "principal amount" (within the meaning of section 354 of the Code) of the New Notes over the "principal amount" of the Notes or, if less, (ii) the excess of the amount deemed realized by you, over your tax basis in the Notes.

         Regardless of whether the Notes and/or New Notes are securities, if the Proposed Amendments constitute an exchange for U.S. federal income tax purposes and the New Notes have an issue price (as discussed above) that is less than their principal amount, the New Notes would generally have original issue discount, or "OID," for U.S. federal income tax purposes. In such a case, you, as a holder of a New Note, may be required to include such OID in income as it accrues under a constant yield method in advance of cash payments attributable to such income (regardless of whether you are a cash or accrual basis taxpayer).

         Backup Withholding. If you tender your Notes, your receipt of cash may be subject to backup withholding at the rate of 31% with respect to such payments unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against your U.S. federal income tax liability. If you do not provide your correct taxpayer identification number, you may be subject to penalties imposed by the IRS.

         THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. YOU SHOULD CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER AND THE SOLICITATIONS, INCLUDING, WITHOUT LIMITATION, THE EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER LAWS.


                              THE PREPACKAGED PLAN

General

         Together with our affiliates, we are soliciting acceptances of the Prepackaged Plan so that we may file the Prepackaged Plan in bankruptcy to expedite our bankruptcy cases. Even if all of the conditions necessary for our completion of the Tender Offer have been satisfied, we may nonetheless file the Prepackaged Plan in bankruptcy; provided that we have received the acceptances necessary for us to do so. For the Prepackaged Plan to be approved, we must receive acceptances of the Prepackaged Plan from holders of Notes representing more than half of all holders who respond and more than two-thirds of the principal and interest of those responding.

         If we elect to commence a bankruptcy case under Chapter 11 of the Bankruptcy Code, we must seek confirmation of the Prepackaged Plan. If confirmed by the bankruptcy court, the Prepackaged Plan will be binding upon all holders of Notes regardless of whether they have voted to accept the Prepackaged Plan.

         Under the Prepackaged Plan, Noteholders are intended to receive 17% of the principal amount of the Notes, or $170 per $1,000 of principal. Under certain circumstances, however, Noteholders could become the owners of 100% of the equity in our parent, in which case they would receive no cash.

         A copy of the Disclosure Statement, which describes the Prepackaged Plan and provides you with certain information required by the bankruptcy laws, is attached to this Statement as Annex A and is incorporated herein by reference. A copy of the Prepackaged Plan is included as part of the Disclosure Statement.

         You should carefully read and review the Disclosure Statement and the Prepackaged Plan prior to determining whether to accept the Prepackaged Plan. You should also refer to the Disclosure Statement also contains the instructions and procedures for voting on the Prepackaged Plan.

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
Potential Consequences of the Prepackaged Plan

         While we hope that a bankruptcy filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to our business, we cannot be certain that this would be the case. Although the Prepackaged Plan is designed to minimize the length of the bankruptcy case, it is impossible to predict with certainty the amount of time any money that we may spend in bankruptcy or to assure that the Prepackaged Plan will be confirmed.

         Even if confirmed on a timely basis, a bankruptcy case to confirm the Prepackaged Plan could have an adverse effect on our business. Among other things, it is possible that a bankruptcy case could adversely affect:

         o Our relationships with our key suppliers, including our credit lines for raw materials;

         o Our relationships with our customers, particularly those that depend on us as a primary supplier; and

         o     Our relationship with our employees.

         A bankruptcy case also will involve additional expenses and will divert the attention of our management from the operation of our business and the implementation of our financial plan.

         The extent to which a bankruptcy case disrupts our business will likely be directly related to the length of time it takes to complete the case. If we are unable to obtain confirmation of the Prepackaged Plan on a timely basis because of a challenge to the Prepackaged Plan or a failure to satisfy the conditions to the Prepackaged Plan, we may be forced to operate in bankruptcy for an extended period while we try to develop a different plan of reorganization that can be confirmed. Extended operations in bankruptcy would likely increase both the probability and the magnitude of the adverse effects described above.

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
                                    IMPORTANT

         Any Noteholder who wishes to accept the Tender Offer should complete the Letter of Transmittal and forward it with such Notes and any other required documents to the Depositary. Noteholders whose Notes are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such institution to tender their Notes.


                                 THE DEPOSITARY:

By Mail (Whether Certified or Registered):              By Overnight Courier:

  United States Trust Company of New York      United States Trust Company of New York
                P.O. Box 84                                30 Broad Street
           Bowling Green Station                              14th Floor
       New York, New York 10274-0084                New York, New York 10004-2304
    Attention: Corporate Trust Services          Attention: Corporate Trust Services

                           By Facsimile Transmission:
                        (212) 422-0183 or (646) 458-8104
                        (For Eligible Institutions Only)

                       To Confirm Facsimile by Telephone:
                                 (800) 548-6565

                              For Information Call:
                                 (800) 548-6565


                      THE INFORMATION AND BALLOTING AGENT:

         If you have any additional questions, or need additional copies of this Statement, the Letter of Transmittal or any other Tender Offer or consent solicitation materials, please contact the Information and Balloting Agent at the address or telephone number as listed below.

                           Beacon Hill Partners, Inc.
                                 90 Broad Street
                            New York, New York 10004

                   Telephone: (212) 843-8500 or (800) 755-5001